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                                                                    SUB-ITEM 77M

                                     MERGERS

       AIM INTERNATIONAL MUTUAL FUNDS (INVESCO INTERNATIONAL MUTUAL FUNDS)

INVESCO VAN KAMPEN INTERNATIONAL ADVANTAGE FUND TO INVESCO INTERNATIONAL GROWTH FUND

     On October 27, 2010, the Board of Trustees of AIM Investment Funds (Invesco Investment Funds) ("AIF") approved an Agreement and Plan of Reorganization (the "Agreement"). On April 14, 2011, at a Joint Special Meeting for shareholders of Invesco Van Kampen International Advantage Fund (the "Target Fund"), an investment portfolio of AIF, shareholders approved the Agreement that provided for the combination of the Target Fund with Invesco International Growth Fund (the "Acquiring Fund"), an investment portfolio of AIM International Mutual Funds (Invesco International Mutual Funds) ("AIMF") (the "Reorganization"). Pursuant to the Agreement, on May 23, 2011, all of the assets of the Target Fund were transferred to the Acquiring Fund. The Acquiring Fund assumed all of the liabilities of the Target Fund and AIMF issued Class A shares of the Acquiring Fund to the Target Fund's Class A shareholders, Class A shares of the Acquiring Fund to the Target Fund's Class B shareholders, Class C shares of the Acquiring Fund to the Target Fund's Class C shareholders and Class Y shares of the Acquiring Fund to the Target Fund's Class Y shareholders. The total value of the Acquiring Fund shares of each class that shareholders received in the Reorganization was the same as the total value of the shares of each class of the Target Fund that shareholders held immediately prior to the Reorganization. No sales charges or redemption fees were imposed in connection with the Reorganization.

INVESCO VAN KAMPEN INTERNATIONAL GROWTH FUND TO INVESCO INTERNATIONAL GROWTH
FUND

     On October 27, 2010, the Board of Trustees of AIM Investment Funds (Invesco Investment Funds) ("AIF") approved an Agreement and Plan of Reorganization (the "Agreement"). On April 14, 2011, at a Joint Special Meeting for shareholders of Invesco Van Kampen International Growth Fund (the "Target Fund"), an investment portfolio of AIF, shareholders approved the Agreement that provided for the combination of the Target Fund with Invesco International Growth Fund (the "Acquiring Fund"), an investment portfolio of AIM International Mutual Funds (Invesco International Mutual Funds) ("AIMF") (the "Reorganization"). Pursuant to the Agreement, on May 23, 2011, all of the assets of the Target Fund were transferred to the Acquiring Fund. The Acquiring Fund assumed all of the liabilities of the Target Fund and AIMF issued Class A, Class B, Class C, Class R, Class Y and Institutional Class shares of the Acquiring Fund to the Target Fund's Class A, Class B, Class C, Class R, Class Y and Institutional Class shareholders, respectively. The total value of the Acquiring Fund shares of each class that shareholders received in the Reorganization was the same as the total value of the shares of each class of the Target Fund that shareholders held immediately prior to the Reorganization. No sales charges or redemption fees were imposed in connection with the Reorganization.

FOR A MORE DETAILED DISCUSSION ON THE REORGANIZATION, PLEASE SEE THE AGREEMENT AND PLAN OF REORGANIZATION FILED HEREIN UNDER ITEM 77Q1(G).